Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600
617 832 1000 main 617 832 7000 fax

December 13, 2018

CRA International, Inc.
200 Clarendon Street, T-9
Boston, Massachusetts 02116

Re:                          CRA International, Inc.
Amended and Restated 2006 Equity Incentive Plan, as amended

We are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by CRA International, Inc., a Massachusetts corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of an additional 375,000 shares (the “Shares”) of its common stock, no par value, that the Company may issue under the CRA International, Inc. Amended and Restated 2006 Equity Incentive Plan, as amended (the “Plan”).

In arriving at the opinion expressed below, we have examined and relied on the articles of organization of the Company, as amended to date, the by-laws of the Company, as amended to date, the records of meetings and consents of the board of directors and shareholders of the Company provided to us by the Company, the Registration Statement, and the Plan.

In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and all such other instruments and other certificates of public officials, officers and representatives of the Company, and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below.

We assume that all of the Shares and other awards to be granted pursuant to the Plan, and all of the Shares to be issued upon the exercise of options, upon the vesting of restricted stock units, or pursuant to other awards to be granted pursuant to the Plan, will be granted and issued in accordance with the applicable terms of the Plan. In addition, we assume that the purchase price of the Shares, or the other consideration received or to be received by the Company for the Shares, will be valid consideration.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and delivered pursuant to the Plan, including upon the exercise of options, upon the vesting of restricted stock units, or pursuant to other awards granted pursuant to the Plan,

ATTORNEYS AT LAW	BOSTON | NEW YORK | PARIS | WASHINGTON | FOLEYHOAG.COM

CRA International, Inc.

December 13, 2018

and against the receipt of the purchase price or other consideration therefor, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any state or jurisdiction other than the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America, and please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose. This opinion may not be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm under the caption, “Interests of Named Experts and Counsel.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Stacie Aarestad
a Partner